January 25, 2006


Mail Stop 4561


Mr. Michael J. Cavanagh
Chief Financial Officer
JP Morgan Chase & Co.
270 Park Avenue
New York, NY 10017

      RE:	JPMorgan Chase & Co.
      Form 10-K for the Fiscal Year Ended December 31, 2004
      Filed March 2, 2005
      File No. 1-5805

Dear Mr. Cavanagh:

	We have completed our review of your Form 10-K and have no further comments at this time.

								Sincerely,



      Donald Walker
								Senior Assistant Chief
Accountant